As filed with the Securities and Exchange Commission on May 23, 2024 Registration No.333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_______________________
CLEAN HARBORS, INC.
(Exact name of registrant as specified in its charter)

Massachusetts	04-2997780
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

42 Longwater Drive Norwell MA	02061-9149
(Address of Principal Executive Offices)	(Zip Code)
CLEAN HARBORS EMPLOYEE STOCK PURCHASE PLAN
(Full title of plan)

Daniel T. Janis
Davis, Malm & D’Agostine, P.C.
Boston, Massachusetts 02108
(Name and address of agent for service)

617-367-2500
(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* The document(s) containing the information specified in this Part I will be sent or given to participants in the Clean Harbors Employee Stock Purchase Plan (the “Plan”) in accordance with Rule 428(b)(1) promulgated under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 promulgated under the Securities Act and the requirements of Part I of Form S-8, such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These document(s) and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by Clean Harbors, Inc. (the “Company”) with the Commission are incorporated in and made a part of this Registration Statement by reference (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with Commission rules):

(1) the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the Commission on February 21, 2024;

(2) the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2024 filed with the Commission on May 1, 2024;

(3) the Company’s Current Reports on Form 8-K filed with the Commission on February 6, 2024, March 25, 2024, and May 23, 2024; and

(4) the description of the Company’s Common Stock contained under the caption “Description of Capital Stock” in the Prospectus Supplement dated November 26, 2012 filed under the Company’s Registration Statement on Form S-3 under the Securities Act (File No. 333-185141).

In addition to the foregoing documents, all documents subsequently filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents. Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any subsequently filed document which also is incorporated by reference herein or any document which constitutes part of the prospectus relating to the Plan meeting the requirements of Section 10(a) of the Securities Act) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities.

Not applicable

Item 5. Interests of Named Experts and Counsel.

Davis, Malm & D’Agostine, P.C., Boston, Massachusetts, has passed upon the validity of the shares of Common Stock being offered under this registration statement. As of May 10, 2024, shareholders in Davis, Malm & D’Agostine, P.C., beneficially owned less than 1% of the total outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

The Company is a Massachusetts corporation. Section 2.02(b)(4) of Chapter 156D of the Massachusetts Business Corporation Act allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation for monetary damages for a breach of fiduciary duty as a director; provided, however, that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for improper distributions under Section 6.40 or (iv) for any transaction from which a director derived an improper personal benefit.

Section 8.51 of Chapter 156D of the Massachusetts Business Corporation Act provides that a corporation may indemnify a director against liability incurred in a proceeding if such director is a party to the proceeding because he is a director and:

•he conducted himself in good faith;
•he reasonably believed that his conduct was in the best interests of the corporation or that his conduct was at least not opposed to the best interests of the corporation; and
•in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful.

Section 8.52 of Chapter 156D of the Massachusetts Business Corporation Act provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.53 of Chapter 156D of the Massachusetts Business Corporation Act authorizes a corporation, subject to certain conditions, to pay for, in advance, a director’s reasonable expenses in a proceeding.

Section 8.56 of Chapter 156D of the Massachusetts Business Corporation Act provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he is an officer of the corporation:

•to the same extent as a director; and
•if he is an officer but not a director, to such further extent as may be provided by the articles of organization, the bylaws, a resolution of the board of directors, or contract, except for liability arising out of acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law.

Section 8.56 also provides that an officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and that the officer may apply to a court for indemnification or an advance for expenses, in each case to the same extent to which a director may be entitled to indemnification or advance under those provisions.

Section 8.57 of Chapter 156D of the Massachusetts Business Corporation Act also affords a Massachusetts corporation the power to obtain insurance on behalf of its directors and officers against liabilities incurred by them in these and other capacities.

The Company’s Restated Articles of Organization, as amended, and Amended and Restated By-Laws provide for such indemnification of the officers and directors of the Company and its subsidiaries to the extent permitted by law. Reference is made to Article VI of the Company’s Restated Articles of Organization, filed as Exhibit 3.1A to the Company’s Current Report on Form 8-K filed on May 19, 2005, and Article VII of the Company’s Amended and Restated By-Laws, filed as Exhibit 3.4D to the Company’s Current Report on Form 8-K filed on March 16, 2022, and incorporated herein by reference, for the applicable provisions regarding the indemnification of officers and directors.

The Company also maintains director and officer liability insurance which provides for protection of the directors and officers of the Company and its subsidiaries against certain liabilities and costs (above a deductible amount) which they may incur in such capacities, including liabilities arising under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement

Item No.	Description
4.1	Restated Articles of Organization of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.1A to the Company’s Current Report on Form 8-K filed on May 19, 2005).

4.2
Articles of Amendment (as filed on March 9, 2011) to Restated Articles of Organization of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.1B to the Company’s Current Report on Form 8-K filed on May 12, 2011).

4.3	Amended and Restated By-Laws of Clean Harbors, Inc. (incorporated by reference to Exhibit 3.4D to the Company’s Current Report on Form 8-K filed on March 16, 2022).

4.4
Description of rights of holders of Clean Harbors, Inc. common stock (incorporated by reference to prospectus supplement dated November 28, 2012 filed on November 28, 2012 under the Company’s Registration Statement on Form S-3 (File No. 333-185141).

5	Opinion of Davis, Malm & D’Agostine, P.C. as to the legality of the securities being registered.*

23.1	Consent of Independent Registered Public Accounting Firm, Deloitte & Touche LLP.*

23.2	Consent of Davis, Malm & D’Agostine, P.C. (Included in Exhibit 5)*

24	Power of Attorney.*

99	Clean Harbors Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.66 to the Company’s Current Report on Form 8-K filed on May 23, 2024).

107	Calculation of Filing Fee Table.*

* Filed herewith.

Item 9. Undertakings.

The undersigned Registrant hereby undertakes:

(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” or “Calculation of Registration Fee” table, as applicable in the effective registration statement;

(iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (1)(i) and (1)(ii) do not apply to this registration statement on

Form S-8 if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant, Clean Harbors, Inc., certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunder duly authorized, in the Town of Norwell and the Commonwealth of Massachusetts on the 23rd day of May, 2024.

CLEAN HARBORS, INC.
By:	/s/ MICHAEL L. BATTLES	By:	/s/ ERIC W. GERSTENBERG
	Michael L. Battles		Eric W. Gerstenberg
	Co-Chief Executive Officer and Co-President		Co-Chief Executive Officer and Co-President

Signature	Title	Date

/s/ Michael L. Battles	Co-Chief Executive Officer and Co-President	May 23, 2024
Michael L. Battles	(Principal Executive Officer)

/s/ Eric W. Gerstenberg	Co-Chief Executive Officer and Co-President	May 23, 2024
Eric W. Gerstenberg	(Principal Executive Officer)

/s/ Eric J. Dugas	Executive Vice President and Chief Financial Officer	May 23, 2024
Eric J. Dugas	(Principal Financial and Accounting Officer)

*	Founder, Executive Chairman and Chief Technology Officer	May 23, 2024
Alan S. McKim

*	Director	May 23, 2024
Edward G. Galante

*	Director	May 23, 2024
Karyn Polito

*	Director	May 23, 2024
John T. Preston

*	Director	May 23, 2024
Alison Quirk

*	Director	May 23, 2024
Marcy L. Reed

*	Director	May 23, 2024
Andrea Robertson

*	Director	May 23, 2024
Lauren C. States

*	Director	May 23, 2024
Shelley Stewart Jr.

*	Director	May 23, 2024
John R. Welch

*	Director	May 23, 2024
Robert Willett

*By:	/s/ MICHAEL L. BATTLES	*By:	/s/ ERIC W. GERSTENBERG
	Michael L. Battles Attorney-in-Fact		Eric W. Gerstenberg Attorney-in-Fact